EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:
ArthroCare Corp.
Corinne Ervin
512-391-3907

Joele Frank, Wilkinson Brimmer Katcher
Andrea Priest / Jennifer Friedman
212-355-4449

ARTHROCARE COMPLETES RESTATEMENT OF FINANCIAL STATEMENTS

AND FILES ITS FORM 10-K FOR 2008

Austin, Texas – November 18, 2009—ArthroCare Corp. (Pink Sheets: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced that it has completed its restatement and filed its Annual Report on Form 10-K for the year ended December 31, 2008 with the Securities and Exchange Commission (SEC). This Form 10-K includes audited restated financial statements for the years ended December 31, 2007 and 2006 as well as unaudited restated financial information for the years ended December 31, 2005 and 2004. Additionally, the Company has filed its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008, September 30, 2008, and March 31, 2009. With these filings, the Company’s Audit Committee Review has been closed and the Company has completed the restatement of its financial statements, as previously announced on July 21, 2008.

RESTATEMENT IMPACT

The following table summarizes the Statement of Operations impact of the Company’s accounting restatement for the years ended December 31, 2007, 2006, 2005, and 2004 along with the Company’s results for the year ended December 31, 2008 (in thousands, except per-share data):

	Year Ended December 31,
	2008	2007		2006		2005		2004
		As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Statements of Operations Data:
Product sales	$299,896	$307,596	$268,495	$253,376	$233,585	$206,533	$198,741	$147,830	$145,963
Royalties, fees and other	14,285	11,646	11,221	9,625	10,126	7,801	7,583	6,318	6,013
Total revenue	314,181	319,242	279,716	263,001	243,711	214,334	206,324	154,148	151,976
Gross profit	219,221	234,518	193,335	186,163	172,962	150,128	145,042	103,048	100,265
Operating expenses	256,771	181,343	198,022	143,693	139,280	117,069	117,199	126,801	126,310
Net income (loss)	(34,747)	43,180	491	31,675	27,673	23,530	19,084	(26,189)	(27,855)
Basic net income (loss) per share	$(1.31)	$1.57	$0.02	$1.21	$1.06	$0. 97	$0.78	$(1.21)	$(1.29)
Diluted net income (loss) per share	$(1.31)	$1.50	$0.02	$1.14	$0.99	$0. 89	$0.72	$(1.21)	$(1.29)

The restatement reduced total revenue for the years ended December 31, 2007, 2006, 2005, and 2004 by approximately 12 percent, 7 percent, 4 percent, and 1 percent, respectively. In 2007, of the total revenue reduction of $39.5 million from the restatement, approximately $30.7 million, or 78 percent of the reduction, related to the reversal of revenue associated with the Company’s reimbursement services activities. Operating expenses increased $16.7 million in 2007 due primarily to a $25 million charge recorded as part of the restatement for the settlement of the preexisting contractual agreement between the Company and DiscoCare, partially offset by a $6.4 million adjustment to record revenue net of items previously recorded as expense and other adjustments. Net income (loss) for the years ended December 31, 2007, 2006, 2005, and 2004 was reduced as a result of the restatement adjustments, which are more fully described in the Company’s Form 10-K for the year ended December 31, 2008.

SUMMARY OF 2008 RESULTS

Total revenue for the year ended December 31, 2008 was $314.2 million, an increase of 12.3 percent compared to $279.7 million for the year ended December 31, 2007. For the year ended December 31, 2008, the Company had a loss from operations of $37.6 million compared to a loss from operations in 2007 of $4.7 million. The increase in total revenue in 2008 was offset by increased costs, particularly an $18.9 million impairment charge for goodwill related to the Company’s Spine business unit, $17.0 million in expenses directly associated with investigation and restatement related costs, and $15.1 million accrued for a patent arbitration proceeding brought against the Company. The Company reported a net loss in 2008 of $34.7 million compared to net income of $0.5 million in 2007. The net loss in 2008 was due to the same factors that caused the loss from operations to increase.

UPDATE ON SECOND AND THIRD QUARTER 2009

The Company is currently working to complete its financial statements for the quarters ended June 30, 2009 and September 30, 2009 and, once complete, expects to file as soon as practicable its Quarterly Reports on Form 10-Q for these periods. The Company expects to schedule a conference call to present the results relating to these periods.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures, and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation® technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic; and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company including the arbitration between Gyrus Group, PLC, Ethicon, Inc. and ArthroCare; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices (collectively, the “Reviews”) or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of the Reviews, legal compliance matters or internal controls, improvement and remediation; the ability of the Company to control expenses, including costs of the Reviews, legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to become current in its periodic reporting requirements under the Exchange Act and to file required reports with the

SEC on a timely basis; the results of the investigations being conducted by the Staff of the Division of Enforcement of the Securities and Exchange Commission and the United States Attorneys’ offices in Florida and North Carolina; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.